Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 562-5556 FAX (801) 562-5579
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Announces Planned Contribution of Properties Into Newly-Formed Joint Venture with Harrison Street Real Estate Capital, LLC and Repurchase of Exchangeable Senior Notes

SALT LAKE CITY, Utah, June 23, 2009 - Extra Space Storage Inc. (“Extra Space” or the “Company”) (NYSE: EXR) announced today it has entered into a definitive agreement to contribute 42 of its wholly-owned properties into a newly formed joint venture (the “JV”) with an affiliate of Harrison Street Real Estate Capital, LLC (“HSRE”).

HSRE will contribute approximately $62.4 million in cash to the JV in return for an 80.0% ownership interest in the JV.  The JV will assume approximately $213.0 million of debt which is secured by the properties.  The Company will receive approximately $62.4 million in cash and a 20.0% interest in the JV for its contribution of the properties.  The properties are located in Arizona, California, Florida, Illinois, Kentucky, Maryland, Michigan, Missouri, Nevada, Ohio, Pennsylvania, Rhode Island, Tennessee, Texas and Virginia.

The Company will continue the day-to-day operations of the properties.  The joint venture transaction is subject to the satisfaction of customary due diligence and closing conditions and is currently anticipated to close late in the third quarter or early in the fourth quarter of 2009.

Spencer F. Kirk, chairman and chief executive officer of the Company, stated:  “We are pleased to announce our partnership with Harrison Street.  This transaction will allow Extra Space to recycle capital and de-lever our balance sheet without losing our nationwide scale of operations.  Harrison Street is a reputable, knowledgeable real estate partner with whom we look forward to a long-term, mutually beneficial relationship.”

The Company also announced that it repurchased approximately $43.0 million principal amount of exchangeable senior notes due in 2027 for approximately $36.3 million.  The repurchase will result in a one-time gain of approximately $5.1 million or approximately $0.06 per share on early extinguishment of debt for the quarter ending June 30, 2009.  This gain was not previously included in the Company’s earnings guidance for 2009.

Forward Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “plans,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on  Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•	the possibility that the joint venture transaction may not close on the terms described in this release, or at all, or that the expected benefits from the transaction may not be realized;

•	changes in general economic conditions and in the markets in which we operate;

•	the effect of competition from new self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•	potential liability for uninsured losses and environmental contamination;

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difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

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the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•	recent disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan;

•	the successful realignment of our executive management team; and

•	our ability to attract and retain qualified personnel and management members.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 694 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 475,000 units and over 50 million square feet of rentable space. The Company is the second largest owner and/or operator of self-storage properties in the United States.

About Harrison Street Real Estate Capital, LLC

Harrison Street’s model is to invest in areas of the real estate market in which tenant demand is driven from education, healthcare or storage related activities. These sectors principally include self-storage, student housing, senior housing/assisted living, and medical office/healthcare. Harrison Street, on behalf of Harrison Street Real Estate Partners I, LP and Harrison Street Real Estate Partners II, LP, has acquired or is in the process of developing over 140 properties worth greater than $1.6 billion. As of May 31, 2009, Harrison Street has acquired or has under development throughout 26 states in the U.S. over 3,700 senior housing units, 42,000 storage units, 8,200 student housing beds, 2,100 dry and wet boat storage and 728,000 square feet of medical office space.

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For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800